EXHIBIT 3.4

STATE OF DELAWARE

CERTIFICATE OF DISSOLUTION

OF THE ALLIED DEFENSE GROUP, INC.

The corporation organized and existing under the General Corporation Law of the State of Delaware hereby certifies as follows:

The dissolution of said The Allied Defense Group, Inc. has been duly authorized by the Board of Directors and Stockholders in accordance with subsections (a) and (b) of Section 275 of the General Corporation Law of the State of Delaware.

The date of filing of the Corporation’s original Certificate of Incorporation in Delaware was July 20, 1961.

The date the dissolution was authorized is September 30, 2010.

The following is a list of the names and addresses of the directors of the said corporation

NAME	ADDRESS

John G. Meyer, Jr.	120 E. Baltimore Street, Suite 2100, Baltimore, MD 21202
Charles S. Ream	120 E. Baltimore Street, Suite 2100, Baltimore, MD 21202

The following is a list of the names and addresses of the officers of the said corporation:

NAME	OFFICE	ADDRESS

John G. Meyer, Jr.	President	120 E. Baltimore Street, Suite 2100 Baltimore, MD 21202

Charles S. Ream	Chief Financial Officer	120 E. Baltimore Street, Suite 2100 Baltimore, MD 21202

By:	/s/ John G. Meyer, Jr.
John G. Meyer, Jr., President

State of Delaware

Secretary of State

Division of Corporations

Delivered 08:15 AM 08/31/2011

FILED 08:15 AM 08/31/2011

SRV 110957396 — 0570311 FILE

E-2